UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        December 3, 2010

MILLER PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
Item 8.01	Other Events.

On December 3, 2010, Miller Petroleum, Inc. entered into a Settlement Agreement to settle and resolve all claims of Prospect Capital Corporation ("Prospect") related to the dispute concerning (1) the proper number of and exercise price of the original warrants to which Prospect is entitled under a warrant and registration rights agreement, (2) the number of penalty warrants to which Prospect may be entitled under a warrant and registration rights agreement, and the proper exercise price thereof, and (3) any other claims arising from or related to the May 2005 financing transaction of which the original warrants were a part.

The Settlement Agreement provides for the issuance of a total of 2,013,814 shares of our common stock to Prospect upon the cashless exercise of warrants held by Prospect, mutual waivers and releases of claims, and certain volume limitations on sales of the shares issued. Each party will pay its own attorney's fees and costs.

This Settlement Agreement, along with the settlement reached with Petro Capital III, LP and Petro Capital Advisors, LLC on October 29, 2010, resolves all claims of all parties involved in the May 2005 financing transaction.

The foregoing description of the terms and conditions of the Settlement Agreement is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.37. The issuances of securities pursuant to the cashless exercise of the warrants was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 3(a)(9) of that act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.37	Settlement Agreement between Miller Petroleum, Inc. and Prospect Capital Corporation dated December 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: December 9, 2010	By:	/s/ Paul W. Boyd
Paul W. Boyd, Chief Financial Officer